Exhibit 10.1

FY2016 Metrics Based Bonus — OCEO Plan

Effective February 1, 2015 - January 31, 2016

Objectives

•                  Promotes team based goals/results and links to corporate goals/results.

•                  Provides incentives to meet Operating Expense and meet and exceed New Product and Services bookings and Renewal Rates, thereby increasing the value of Rally (increase shareholder value).

•                  OCEO shares in the success of Rally.

•                  Aligns OCEO with the primary goals of Rally.

Eligibility

•                  The Office of the CEO namely the CEO, the CFO, the CRO and the CTO (and any other executives designated by the CEO) are eligible to participate in this plan.

•                  Executives must be employed by November 3, 2015 to receive the MBB payment.

•                  For those executives hired mid year (i.e. between February 1, 2015 and November 3, 2015), the MBB bonus will be prorated for the number of days employed at Rally, and MBB payout will be based on actual earnings.

•                  Executives must be employed on the last business day of the fiscal year (January 30, 2016) to be eligible to receive the full fiscal year payment, or any portion of that payment relative to their start date.

Bonus Plan Period

The bonus will be measured over the full fiscal year 2016 and will be measured against the full fiscal year operating plan.

Target Bonus

The bonus will be calculated based on actual earnings for the full fiscal year.

* Actual earnings include actual base salary earnings only and exclude all other compensation such as bonus payments.

Bonus Plan Metrics

•                  MBB will be measured against four separate categories for the full fiscal year: (1) New Product Bookings, (2) Services Bookings, (3) Renewal Rate, and (4) Operating Expense.

•                  All metric targets are aligned with the Board-approved operating plan.

•                  Payment will be paid to participants based on a preset schedule defining MBB % payment against metrics (See Below).

•                  Threshold payment will be set at 90% achievement against New Product and Services Bookings with a payment equal to 60% of target bonus.  Threshold payment will be set at 80% achievement against the Renewal Rate with a payment equal to 55% of target bonus.  Operating Expense will be paid at less than or equal to Operating Plan Budget equal to 100%.  MBB payment is made for a particular category if that category hits its threshold percentage (i.e. payment in one category is not dependent on a minimum threshold being met in all four categories).

•                  Maximum payment will be set at 110% achievement against New Product and Services Bookings with a payment equal to 200% of target bonus.  Maximum payment will be set at 96% achievement against the Renewal Rate with a payment equal to 200% of target bonus.  Maximum payment will be set at 100% achievement against the Operating Expense with a payment equal to 100% of target bonus.

Metrics Weighting

The metrics will be weighted in the following manner:

New Product Booking equals 40% of total achievement, Services Bookings equals 20% of total achievement, the Renewal Rate equals 30% of total achievement and the Operating Expense equals 10% of total achievement.

FY2016 Metrics Based Bonus — OCEO Plan

Effective February 1, 2015 - January 31, 2016

Payout Schedule

The New Product and Services Bookings achievement ranges are 90% to 110%.  The Renewal Rate range is 80% to 96%.  Operating Expense will be paid at 100% when expense is at or below the Operating Plan Budget.

	OCEO NPB Payout		OCEO Services		OCEO Ren Rate
NPB Bookings	%	Services Bookings	Payout %	Renewal Rate %	Payout %
90%	60%	90%	60%	80%	55%
91%	64%	91%	64%	81%	60%
92%	68%	92%	68%	82%	65%
93%	72%	93%	72%	83%	70%
94%	76%	94%	76%	84%	75%
95%	80%	95%	80%	85%	80%
96%	84%	96%	84%	86%	85%
97%	88%	97%	88%	87%	90%
98%	92%	98%	92%	88%	95%
99%	96%	99%	96%	89%	100%
100%	100%	100%	100%	90%	114%
101%	110%	101%	110%	91%	128%
102%	120%	102%	120%	92%	142%
103%	130%	103%	130%	93%	156%
104%	140%	104%	140%	94%	170%
105%	150%	105%	150%	95%	184%
106%	160%	106%	160%	96%	200%
107%	170%	107%	170%
108%	180%	108%	180%
109%	190%	109%	190%
110%	200%	110%	200%

Operating Expense	OCEO Operating Expense Payout %
<= 100%	100%

MBB Bonus Calculation

The bonus payment is equal to the target bonus % for the individual executive multiplied by the New Product Bookings achievement weighted at 40% + Services Booking achievement weighted at 20% + Renewal Rate weighted at 30% + Operating Expense achievement weighted at 10% multiplied by actual executive earnings:

(Target Bonus %) * ((New Product Bookings % * 40%) + (Services Bookings % * 20%) + (Renewal Rate % * 30%) + (Operating Expense * 10%)) x (Actual Earnings)

FY2016 Metrics Based Bonus — OCEO Plan

Effective February 1, 2015 - January 31, 2016

Timing

Anticipated Payout Date:

It is anticipated Rally will pay the full fiscal year MBB between February 14, 2016 and March 15, 2016 pending Compensation Committee approval.

Other Provisions

•                  Metric achievements that fall between percentages will be prorated based on the distance between those percentages.  For example, if NPB achievement were 87.5%, then payout would equal 62.5%. The difference between 87% and 87.5% equals .5%. There is a 3% payout increment for every 1% increase in achievement up to 100%.  The NPB metric payout would be calculated by multiplying .5% (difference between 87% and 87.5%) with 3% (step increase in NPB achievement between 87% and 88%). The result is 1.5%, which is then added to 61% payout for a total NPB payout of 62.5%.

•                  Part-time executives will be paid out in accordance with their reduced schedule based on their actual earnings.

•                  Executives on sabbatical will be paid the full payout amount.

•                  Executives on qualified FMLA leave are entitled to full MBB allocation, regardless of duration.

•                  Executives on unpaid leave will not receive a payout for the period of unpaid leave.

•                  Rally reserves the right to interpret, change or cancel this plan at any time in its discretion.